UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2020

Tilray, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Maughan Road Nanaimo, BC, Canada	V9X 1J2
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 845-7291

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 2 Common Stock, $0.0001 par value per share	TLRY	The Nasdaq Stock Market LLC ( The Nasdaq Global Select Market )

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 13, 2020, Tilray, Inc. (“Tilray”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 7,250,000 shares of the Company’s Class 2 common stock, pre-funded warrants to purchase 11,750,000 shares of the Company’s Class 2 common stock (the “Pre-Funded Warrants”), and warrants to purchase 19,000,000 shares of the Company’s Class 2 common stock (the “Warrants”) at a price to the public of $4.76 per share for Class 2 common stock and accompanying Warrant and $4.7599 per Pre-Funded Warrant and accompanying Warrant. The net proceeds to the Company from the Offering are expected to be approximately $85.1 million after deducting underwriting discounts and estimated offering expenses. All of the securities in the Offering are being sold by the Company. The Offering is expected to close on March 17, 2020, subject to satisfaction of customary closing conditions.

Each Pre-Funded Warrant will have an exercise price per share of Class 2 common stock equal to $0.0001. The Pre-Funded Warrants are exercisable at any time after their original issuance and will expire five years from the date of issuance. Each Warrant will have an exercise price per share of Class 2 common stock equal to $5.95. Each Warrant will be exercisable at any time after the first trading day following the six month anniversary of the issuance and will expire five years from the date of issuance.

Each holder will be prohibited, subject to certain exceptions, from exercising the Pre-Funded Warrants and Warrants for shares of the Company’s Class 2 common stock to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% or 9.99% (which percentage is elected at each holder’s discretion prior to the issuance of the Pre-Funded Warrant or Warrant) of the total number of shares of the Company’s Class 2 common stock then issued and outstanding, which percentage may be changed at the holders’ election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to the Company subject to the terms of the Pre-Funded Warrant or Warrant, as applicable.

The securities will be issued pursuant to the Company’s automatically effective shelf registration statement on Form S-3 (File No. 333- 233703) filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2019. A prospectus and prospectus supplement relating to the Offering have been filed with the Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the terms of the Underwriting Agreement, Pre-Funded Warrants and Warrants are each qualified in its entirety by reference to the Underwriting Agreement, form of Pre-Funded Warrant and form of Warrant, respectively, which are attached as Exhibits 1.1, 4.1 and 4.2 hereto, respectively, and incorporated by reference herein.

A copy of the legal opinion of Cooley LLP relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On March 13, 2020, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 13, 2020, by and between the Company and Canaccord Genuity LLC.

4.1	Form of Pre-Funded Warrant

4.2	Form of Warrant.

5.1	Opinion of Cooley LLP.

99.1	Press Release of the Company, dated March 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray, Inc.

Date: March 16, 2020	By:	/s/ Brendan Kennedy
Brendan Kennedy
President and Chief Executive Officer